Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	February 15, 2007 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FIRST QUARTER
OPERATING RESULTS

CLEVELAND, OH, February 15 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for automotive, locomotive, and aircraft industries, today reported operating results for its fiscal 2007 first quarter ended December 31, 2006.

For the quarter ended December 31, 2006, the Company recorded a net loss of $390,744 or 32 cents per share, compared with net income of $104,503 or 9 cents per share, in the same period a year ago. Sales in the first quarter were $2,191,630, down 19% from $2,703,224 a year ago.

Robert L. Bauman, President and CEO said that the first quarter results were weak due to the lack of any large orders and automotive aftermarket sales are generally weaker in the calendar fourth quarter. He also said he expects the second fiscal quarter to be weak as well. He went on to say that a large emissions program the Company has worked on for several years is expected to result in substantial sales in the third or fourth fiscal quarters. In addition he said aftermarket sales are expected to get stronger as the year progresses and the Company is hopeful of some additional large orders this year.

Backlog at December 31, 2006 was $880,000 a decrease of 70% from the backlog of $2,914,000 a year earlier. The decrease was due primarily to decreased orders for automotive diagnostic products to automotive OEM's of $1,857,000 offset in part by an increase in indicator products of approximately $65,000. Aftermarket products which include emissions products and fastening systems products declined by $97,000 and $147,000 respectively. The Company anticipates that most of the current backlog will be shipped in fiscal 2007.

The Company's financial position remains strong, with current assets of $7,457,167 that are 5.4 times current liabilities, and no long-term debt, and working capital of  $6,087,073.  At December 31, 2006 shareholder's equity was $8,783,378 or $7.25 per share.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2007, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS
Period ended December 31	2006	2005
Net sales	$2,191,630	$2,703,224
Income (loss) before Income tax	(568,881)	158,303
Income (recovery of) taxes	(193,000)	53,800
Income (loss) before cumulative effect of change in accounting principle, net of tax	(375,881)	104,503
Cumulative effect of change in accounting for stock based compensation, net of tax of $8,000	14,863	-
Net income (loss)	(390,744)	104,503

Basic income (loss) per share before cumulative effect of accounting change	(.31)	.09
Basic income (loss) per share	(.32)	.09
Diluted income (loss) per share before cumulative effect of accounting change	(.31)	.08
Diluted income (loss) per share	(.32)	.08

Weighted average shares outstanding	1,211,245	1,211,245